NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2620	Contact: Janet G. Keckeisen Vice President – Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE

NL REPORTS FOURTH QUARTER 2017 RESULTS

DALLAS, TEXAS – March 12, 2018 - NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $49.1 million, or $1.00 per share, in the fourth quarter of 2017 compared to $9.6 million, or $.20 per share, in the fourth quarter of 2016.  For full year 2017, NL reported net income attributable to NL stockholders of $116.1 million, or $2.38 per share, compared to $15.3 million, or $.31 per share in 2016.  Net income in the 2017 periods includes the impact of a fourth quarter $37.5 million non-cash deferred income tax benefit ($0.77 per diluted share) related to the revaluation of the Company's net deferred income tax liability resulting from the reduction in the U.S. federal corporate income tax rate enacted into law on December 22, 2017.

Net sales decreased $1.2 million in the fourth quarter of 2017 as compared to the fourth quarter of 2016, and increased $3.1 million for full year 2017 compared to 2016.  Income from operations attributable to CompX was $2.7 million in the fourth quarter of 2017 compared to $4.1 million in the fourth quarter of 2016, and was $15.2 million for the full year 2017 compared to $15.6 million in 2016.  Fourth quarter 2017 net sales decreased over the comparable 2016 period primarily as a result of the Security Products reporting unit's sales in 2016 to a single government customer that, as expected, did not recur in the fourth quarter of 2017.  Full year 2017 net sales increased over 2016 primarily due to the Security Products reporting unit's increased sales volumes to existing government customers, partially offset by a decrease in sales of security products to an original equipment manufacturer of recreational transportation products.  Income from operations attributable to CompX decreased in the 2017 periods due to the lower Security Products sales (with respect to the quarter-over-quarter comparison) and relative changes in customer and product mix in the Security Products reporting segment, and to a lesser extent higher raw material costs (mostly zinc and brass)  in the Security Products segment as well as higher manufacturing costs at the Marine Components segment, including the impact of temporary personnel turnover in key departments.

Kronos' net sales of $453.3 million in the fourth quarter of 2017 were $119.6 million, or 36%, higher than in the fourth quarter of 2016.  Kronos' net sales of $1.7 billion in the full year of 2017 were $364.7 million, or 27%, higher than in the full year of 2016.  Kronos' net sales increased in 2017 due to higher average TiO2 selling prices and higher sales volumes.  Kronos' average TiO2 selling prices were 27% higher in the fourth quarter of 2017 as compared to the fourth quarter of 2016 and were 22% higher in the full year of 2017 as compared to 2016.  Kronos' average selling prices at the end of the fourth quarter of 2017 were 5% higher than at the end of the third quarter of 2017 and were 27% higher than at the end of 2016, with higher prices in all major markets.  Kronos' TiO2 sales volumes in the fourth quarter of 2017 were 5% higher as compared to the fourth quarter of 2016 due to higher sales in the European, North American and Latin American markets partially offset by lower sales in export markets.  Kronos' TiO2 sales volumes the full year of 2017 were 5% higher as compared to 2016 due to higher sales most notably in the North American market as well as the European market.  Kronos' sales volumes in the fourth quarter and full year of 2017 set a new overall record for a fourth quarter and full-year period.  Fluctuations in currency exchange rates (primarily the euro) also affected Kronos' net sales comparisons, increasing net sales by approximately $18 million in the fourth quarter of 2017 and by approximately $16 million in the full year of 2017 as compared to the same periods in 2016.  The table at the end of this press release shows how each of these items impacted the overall increase in Kronos' sales.

Kronos' income from operations in the fourth quarter of 2017 was $116.4 million as compared to $42.9 million in the fourth quarter of 2016.  For the full year periods, Kronos' income from operations was $330.4 million in 2017 as compared to $81.1 million in 2016.  Kronos' income from operations increased in the 2017 periods primarily due to higher average TiO2 selling prices and higher sales and production volumes partially offset by higher costs for certain raw materials and other production costs.  Kronos' TiO2 production volumes were 2% higher in the fourth quarter and 5% higher in the full year of 2017 as compared to the same periods in 2016.  Kronos operated its production facilities at full practical capacity utilization rates in 2017 compared to approximately 98% in 2016.  Kronos' production volumes in the fourth quarter and full year of 2017 set a new overall record for a fourth quarter and full-year period.  Fluctuations in currency exchange rates also affected Kronos' income from operations comparisons, which increased income from operations by approximately $1 million in the fourth quarter and decreased income from operations by approximately $18 million in the full-year period.

Kronos' other operating income, net in 2016 includes an insurance settlement gain of $4.3 million (NL's equity interest was $.6 million, or $.01 per share, net of income tax expense) related to two separate business interruptions claims, of which $.9 million (NL's equity interest was $.1 million, net of income tax expense) was recognized in the fourth quarter.

In September 2017, Kronos voluntarily prepaid and terminated its term loan indebtedness using a portion of the proceeds from its September 2017 issuance of €400 million principal amount of 3.75% Senior Secured Notes due September 2025.  Kronos' results in the full year of 2017 include a non-operating pre-tax charge of $7.1 million (NL's equity interest was $.9 million, or $.02 per share, net of income tax benefit) related to such prepayment recognized in the third quarter.

Kronos' income tax benefit in 2017 includes (i) a non-cash deferred income tax benefit of $186.7 million (NL's equity interest was $36.9 million, or $.76 per share) as a result of the reversal of its deferred income tax asset valuation allowances associated with its German and Belgian operations (including $16.3 million in the fourth quarter, of which NL's equity interest was $3.2 million or $.07 per share), (ii) a fourth quarter non-cash deferred income tax benefit of $18.7 million (NL's equity interest was $3.7 million or $.08 per share) as a result of the reversal of Kronos' deferred income tax asset valuation allowance related to certain U.S. deferred income tax assets of one of its non-U.S. subsidiaries (which subsidiary is treated as a dual resident for U.S. income tax purposes), (iii) a fourth quarter provisional current income tax expense of $76.2 million (NL's equity interest was $15.1 million or $.31 per share) as a result of a change in the 2017 Tax Act enacted on December 22, 2017 for the one-time repatriation tax imposed on the undistributed earnings of Kronos' non-U.S. subsidiaries, (iv) an aggregate current income tax benefit of $11.8 million (NL's equity interest was $2.3 million or $.05 per share) related to the execution and finalization of an Advance Pricing Agreement between Canada and Germany, mostly in the third quarter, and (v) a fourth quarter non-cash deferred income tax expense of $4.5 million (NL's equity interest was $.9 million or $.02 per share) related to a change in Kronos' conclusions regarding its permanent reinvestment assertion with respect to the undistributed earnings of its European subsidiaries.

Corporate expenses were lower in the fourth quarter and for the full year of 2017 compared to the same periods of 2016.   Lower litigation fees and related costs and lower administrative expenses in the fourth quarter of 2017 as compared to the same period of 2016 more than offset higher environmental remediation and related costs.  Lower environmental remediation and related costs and, to a lesser extent, lower administrative expenses in 2017 as compared to 2016 more than offset higher litigation fees and related costs.  Interest and dividend income increased $.5 million and $1.8 million in the fourth quarter and full year 2017 as compared to the same periods of 2016 primarily due to interest earned on CompX's loan to an affiliate which was entered into in August 2016.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos' TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

•	Competitive products and substitute products
•	Price and product competition from low-cost manufacturing sources (such as China)
•	Customer and competitor strategies
•	Potential consolidation of Kronos' competitors
•	Potential consolidation of Kronos' customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems (such as Kronos' new enterprise resource planning system)
•	The introduction of trade barriers

•	Possible disruption of Kronos' or CompX's business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos' ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•	Uncertainties associated with CompX's development of new product features
•
Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except earnings per share)
 (Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2017	2016	2017
	(Unaudited)

Net sales	$26.3	$25.1	$108.9	$112.0
Cost of sales	17.2	17.7	73.7	77.2

Gross margin	9.1	7.4	35.2	34.8

Selling, general and administrative expense	5.0	4.7	19.6	19.6
Other operating income (expense):
Insurance recoveries	-	.2	.4	.4
Other income, net	-	.1	-	.2
Corporate expense	(3.5)	(3.3)	(17.0)	(14.9)

Income (loss) from operations	.6	(.3)	(1.0)	.9

Equity in earnings of Kronos Worldwide, Inc.	7.1	14.4	13.2	107.8

General corporate item:
Interest and dividend income	.5	1.0	1.7	3.5

Income before income taxes	8.2	15.1	13.9	112.2

Income tax benefit	(1.8)	(34.5)	(2.8)	(5.6)

Net income	10.0	49.6	16.7	117.8

Noncontrolling interest in net income of subsidiary	.4	.5	1.4	1.7

Net income attributable to NL stockholders	$9.6	$49.1	$15.3	$116.1

Net income per share attributable to NL stockholders	$.20	$1.00	$.31	$2.38

Weighted average shares used in the
calculation of net income per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months		Year
	ended December 31,		ended December 31,
	2016	2017	2016	2017

CompX - component products	$4.1	$2.7	$15.6	$15.2
Insurance recoveries	-	.2	.4	.4
Other income, net	-	.1	-	.2
Corporate expense	(3.5)	(3.3)	(17.0)	(14.9)

Income (loss) from operations	$.6	$(.3)	$(1.0)	$.9

NL INDUSTRIES, INC.
CHANGE IN KRONOS' TiO2 SALES
 (Unaudited)

	Three months	Year
	ended December 31,	ended December 31,
	2017 vs. 2016	2017 vs. 2016

Percentage change in sales:
TiO2 product pricing	27%	22%
TiO2 sales volume	5	5
TiO2 product mix/other	(1)	(1)
Changes in currency exchange rates	5	1

Total	36%	27%